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                                                                   EXHIBIT 99.01



HNC SOFTWARE INC. ANNOUNCES PROPOSED PRIVATE OFFERING OF
CONVERTIBLE SUBORDINATED NOTES

August 14, 2001

HNC Software Inc. (Nasdaq: HNCS) today announced that it intends, subject to market and other conditions, to raise a total of $125 million (not including an option of the initial purchasers to purchase up to an additional $25 million in principal amount of the notes) through a private offering of convertible subordinated notes. The offering will be made to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The Company stated that it intends to use the net proceeds of the convertible note offering for general corporate purposes, including working capital. The Company also may use a portion of the net proceeds to acquire or invest in complementary technologies, products or businesses. The notes are convertible into shares of HNC common stock and will be due September 1, 2008.

The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.